DISTRIBUTORSHIP AGREEMENT



     THIS DISTRIBUTORSHIP AGREEMENT ("Agreement") is made as of the 22nd day of December, 2000, by and between Famous Fixins, Inc. ("Famous Fixins"), a New York corporation, having its principal place of business at 250 West 57th Street, Suite 1112, New York, NY 10107, and NutraMax Products Inc. ("NutraMax"), a Delaware corporation having a principal place of business at 51 Blackburn Drive, Gloucester, MA 01930-2237.

                                    ARTICLE I

                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings indicated, meanings to be applicable to both the singular and plural forms of the terms defined:

     Section 1.1. Licensed Rights shall mean such propriety rights, including trademarks (registered or unregistered), tradenames, symbols, slogans, signs, emblems, insignias, logos, designs, copyrights or other proprietary rights or marks owned or licensed by MLB or by Famous Fixins as such propriety rights are more fully set forth in Schedule A.

     Section 1.2. Products mean adhesive bandages bearing any of the Licensed Rights.

     Section 1.3. Territory means the following geographic area or areas: United States of America, and Puerto Rico.

     Section 1.4 Term shall mean two (2) years from the date of this Agreement, unless earlier terminated as provided in accordance with this Agreement.

     Section 1.5. Package shall mean an individual unit of Products as sold by NutraMax.

     Section 1.6. NutraMax shall include NutraMax and its parents, subsidiaries and affiliates.

     Section 1.7 Net Number of Packages shall mean the total number of Packages sold less any credit for returns or damaged goods.

     Section 1.8. Agreement means this Distributor Agreement, together with the Rebate Agreement, and any and all amendments thereto.

     Section 1.9 Sales Payment shall be the amount due to Famous Fixins on a monthly basis.

     Section 1.10 Rebate Payment shall mean the amount due to NutraMax on a monthly basis under the Rebate Agreement.

     Section 1.11 MLB License shall mean the license agreement between Famous Fixins and Major League Baseball Properties, Inc. for the license period beginning April 1, 1999 and any renewals, amendments, and modifications thereto.

     Section 1.12 MLB shall mean Major League Baseball Properties, Inc. and includes the Office of the Commissioner of Baseball, the American League of Professional Baseball Clubs, and the National League of Professional Baseball Clubs.

                                   ARTICLE II

                             APPOINTMENT OF NUTRAMAX

     Section 2.1. Appointment. Famous Fixins hereby appoints NutraMax as Famous Fixins' sole and exclusive distributor of Products in the Territory, and NutraMax accepts that appointment.

     Section 2.2. Sale of Products by NutraMax. NutraMax agrees to exercise its best efforts to develop the largest possible market for the Products in the Territory and shall offer, advertise, demonstrate and otherwise promote the sale of Products in the Territory.

     Section 2.3. Manufacturing Advertising and Sale. NutraMax shall be entitled, during the term of this Agreement and any extension thereof, to have Products manufactured, to advertise and hold itself out as an authorized distributor of the Products and to sell and offer to sell the Products. At all times during the term of this Agreement and any extension thereof, NutraMax shall use the Licensed Rights in all Products, packages, advertisements, promotional promotional materials and other activities conducted by NutraMax to promote the sale of the Products. NutraMax shall submit representative examples of all packaging, marketing, advertising, and promotional materials related to Famous Fixins or the Products for Famous Fixins' prior inspection and prior approval. NutraMax shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to the Licensed Rights. NutraMax understands that MLB shall have absolute approval of the Products and of all packaging, advertising and promotional material at all stages. Famous Fixins shall promptly review such representative samples and obtain any required approval from MLB without undue delay.

     Section 2.4. Storage Facilities. NutraMax shall, at its expense, store and maintain its inventory of Products.

     Section 2.5. Delivery, Title and Risk of Loss. NutraMax shall bear title to and risk of loss of Products at all times.

     Section 2.6. Confidential Information. Confidential information relating to the Product and to Famous Fixins' other products, processes, technologies, strategic and development plans, financial condition, budgets, projections, business plans, business records, customer lists, business manuals and employee lists are recognized by NutraMax to be secret and confidential and to be the property of Famous Fixins. Those items shall at all times and for all purposes be held by NutraMax in a confidential capacity and shall not, without the prior written consent of Famous Fixins, (i) be disclosed by NutraMax to any person, firm or corporation, excepting those employees of NutraMax who are required to utilize such items in connection with the sale, promotion or servicing of Products during the term of this Agreement or any extension thereof, or (ii) be disclosed to any person, firm or corporation, or copied or used by NutraMax, its employees or agents at any time following the expiration or termination of this Agreement or any extension thereof.

     Section 2.7. Covenant Not to Compete. NutraMax agrees that it shall not enter into a license agreement with MLB for rights in connection with the manufacture, promotion or sale of adhesive bandages during the Term of this Agreement and for a period of five (5) years from the termination of this agreement. If the MLB License is terminated due to failure by NutraMax to comply with the terms of this Agreement. However, if the MLB license is terminated for any other reason, NutraMax shall be free to enter into such a license agreement with MLB.

                                   ARTICLE III
                   REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

     Section 3.1 Famous Fixins warrants and represents that it has not engaged, and will not engage, any third party to be its exclusive distributor for the Products during the term of this Agreement.

     Section 3.2 Famous Fixins warrants and represents that (a) it has the right to grant NutraMax the rights granted hereunder, , (b) NutraMax will not infringe the intellectual property rights of any third party by reason of NutraMax exercising any right granted hereunder and (c) all of the provisions of this Agreement are consistent with and authorized by the provisions of the MLB License.

     Section 3.3 Famous Fixins has taken no steps and shall take no steps to compromise or undermine Famous Fixins right to grant the rights conveyed by this Agreement.

     Section 3.4 NutraMax acknowledges that MLB and Famous Fixins are the beneficial owners of all right, title and interest in and to their respective Licensed Rights and the goodwill attached to the Licensed Rights. NutraMax will not commit any act or omission, which will adversely affect any rights of MLB or Famous Fixins in the Licensed Rights.

                                   ARTICLE IV
                    TERM, SALES PAYMENTS AND SALE OF PRODUCTS

     Section 4.1. Term. This Agreement shall be effective for a term of two years from the date of this Agreement. NutraMax shall have the option to renew this Agreement for successive one-year periods. NutraMax shall provide Famous Fixins with written notice of its intent to exercise its option to renew this Agreement no later than ninety (90) days prior to expiration of the then effective Term or renewal period.

     Section 4.2. Sales Payments. NutraMax shall pay Famous Fixins a Sales Payment of $0.915 for each of the Net Number of Packages sold by NutraMax less the Rebate Payment and less any credit for returned Products and/or damaged, outdated or spoiled Products. Sales Payments are due within 30 days of the end of each month during the term of the Agreement for the Net Number of Packages sold during the prior month. NutraMax shall also deliver to Famous Fixins within 30 days of the end of each month during the term of the Agreement statements indicating sales volume of each Product.

     Section 4.3 NutraMax shall keep full, true and accurate books of account containing sufficient detail to determine (and verify) all sales of Products made, and all Sales Payments, hereunder, including invoices, correspondence and banking, financial and other records. NutraMax shall retain these books of account for five (5) years following the close of the calendar year.

     Section 4.4 NutraMax shall use reasonable efforts to assist Famous Fixins, at Famous Fixins expense, in preparing a detailed statement certified by Famous Fixins' independent accountants showing the sales volume of each Product distributed and/or sold by NutraMax.

     Section 4.5 Famous Fixins shall have the right, at its expense and upon reasonable notice, but not more frequently than once a year, to have independent accountants, reasonably acceptable to NutraMax, examine NutraMax's books of account and records relating to sales made and the royalties payable pursuant to this Distributorship Agreement. The final results of any such examination shall be communicated to Famous Fixins and NutraMax, and may be communicated to MLB, if required by the MLB License but all financial and proprietary information examined by or disclosed to the independent accountants shall be kept confidential and shall not be disclosed to Famous Fixins or anyone else. The right of examination afforded to Famous Fixins must be exercised within one (1) year of the close of the calendar year for which examination is sought. If such inspections show an underreporting and underpayment in excess of five percent (5%) for any period, then NutraMax shall bear all costs and expenses incurred by Famous Fixins in connection with such examination. NutraMax shall be responsible for payment of any deficiency, together with interest at the then current prime rate of Chase Manhattan Bank or its successor from the date such amount became due until the date of payment.

                                    ARTICLE V

                   INFRINGEMENT, LIABILITY AND INDEMNIFICATION

     Section 5.1. In the event that a suit arises concerning any of the Licensed Products, or any other rights, granted hereunder, each of the parties agree to assist the other herein, including joining as a nominal party in such suit, if needed. Famous Fixins shall have the exclusive right to take legal action against any actual, threatened or suspected action by a third party or parties which constitutes or is likely to constitute an infringement of the Licensed Rights or Products. If Famous Fixins decides not to take action against any third party or parties that are known to be actually infringing the Licensed Rights or Products, NutraMax shall be released of its obligation to pay Famous Fixins $0.915 per Package sold unless Famous Fixins takes diligent action to stop such infringement.

     Section 5.2. Indemnity. NutraMax shall indemnify and hold Famous Fixins harmless from all loss, reasonable expense or damages, of whatever nature, which may be incurred by Famous Fixins as a result of any claims or actions by third parties: (1) for negligence, whether active or passive, or for product liability of whatever specie, including, without limitation, claims or actions for strict liability, improper design or breach of warranty, express or implied, wherever such claims or actions may be asserted and regardless of where the events on which such claims or actions are based occurred; and (2) relating to the sale, furnishing or distribution of any Products by NutraMax. That indemnification shall include, without limitation, attorneys' fees and other costs of defense (including prosecution of necessary third-party actions). Famous Fixins does hereby indemnify NutraMax and its affiliates, and their officers, directors, authorized retail dealers, independent representatives, servants, contractors, agents or employees against and save and hold them harmless of and from any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) which they incur or for which they may become liable or be compelled to pay in any action or claim against them, from or attributable to Famous Fixins' breach of any representation or warranty set forth in this Agreement. NutraMax shall give prompt notice to Famous Fixins of any claim, action or suit that may give rise to liability hereunder.

     Section 5.3. Insurance. NutraMax shall obtain, at its own cost and expense, comprehensive general liability insurance, including product liability insurance, from an insurance company acceptable to Famous Fixins, providing adequate protection for Famous Fixins and for MLB against any claims or suits arising out of any of the following circumstances for which insurer is able to provide insurance, in an amount of at least five million dollars ($5,000,000) per incident or occurrence, or NutraMax's standard insurance policy limits, whichever is greater, and with a reasonable deductible in relation thereto: unauthorized use of or infringement of any Licensed Rights in connection with the Products covered by this Agreement; alleged defects or deficiencies in the Products or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Products not involving a claim of right to the Licensed Rights; unauthorized use of the Licensed Rights or any breach by NutraMax of this Agreement; libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party; and/o agreements or alleged agreements made or entered into by NutraMax to effectuate the terms of this Agreement. Such insurance shall remain in force at all times during the Term and any renewals thereof and for a period of five years thereafter. Within thirty (30) days from the date hereof, NutraMax shall submit to Famous Fixins a fully paid policy or certificate of insurance naming Famous Fixins and MLB as additional insured parties and required that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Famous Fixins and to MLB at least thirty (30) days in advance thereof.

                                   ARTICLE VI

                                   TERMINATION

     Section 6.1. Termination. Notwithstanding Section 3.1, either party may terminate this Agreement, effective upon the delivery of written notice of such termination to the other party, if, after the effective date of this Agreement and excluding the case of In re NutraMax Products, Inc., et al., Case No. 00-1838 (MFW): (i) the other party becomes insolvent, is generally not paying its debts as such debts become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within 90 days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding; or (ii) there is a continued and material breach by the other party of any of the terms and conditions of this Agreement, provided that the party not at fault has given the other party 30 days prior written notice of such breach, such other party has not remedied the breach and it is possible for the defaulting party to take such remedial action.

     Section 6.2. Nonexclusive Remedy. The right of either party to terminate is not an exclusive remedy, and either party shall be entitled, under appropriate circumstances, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other remedy available under the laws of any applicable jurisdiction.

     Section 6.3 NutraMax shall have 90 days from the date of termination of the Agreement to sell any existing inventory of Products or to fill any outstanding order for Products.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.1 This Agreement shall form part of and be read together with the Rebate Agreement attached as Exhibit A.

     Section 7.2. This Agreement is of a personal nature and, therefore, neither this Agreement nor the grants granted hereunder may be assigned or transferred by either party, except upon the prior written consent of the other party. This Agreement shall otherwise inure to the benefit of and shall be binding upon the parties and permitted successors and assigns.

     Section 7.3. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all previous communications, memoranda, understandings or agreements, either oral or written, between the parties with respect to the subject matter hereof. This Agreement may only be modified or amended by written agreement signed by both parties.

     Section 7.4. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to provisions regarding conflict of laws. This Agreement shall be enforced in the City, County and State of New York.

     Section 7.5 The failure of either party to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing party with respect thereto shall continue in full force and effect. In the event that any party to this Agreement is nevertheless found to have waived any of its rights under this Agreement, such waiver or waivers shall not constitute a continuing waiver as to any rights under this Agreement and shall not affect that party's rights to later fully enforce any provision of this Agreement.

     Section 7.6. If any provision of this Agreement is held to be void, the remaining provisions shall remain valid and shall be construed in such a manner as to achieve their original purposes in full compliance with the applicable laws and regulations.

     Section 7.7. NutraMax is an independent contractor and is not the legal representative or agent of Famous Fixins for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any control over any of Famous Fixins' employees, all of whom are entirely under the control of Famous Fixins, who shall be responsible for their acts and omissions. Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties

     Section 7.8. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid delivery, and shall be deemed to have been duly given upon actual receipt. Notices to the parties shall be delivered to the address set forth on the first page of this Agreement or at such other address as shall be designated by such party in a written notice to the other party.

     Section 7.9. The section and article headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 7.10. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.


     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative effective as of the day and year first above written.

FAMOUS FIXINS, INC.                   NUTRAMAX PRODUCTS INC.

By: /s/ Jason Bauer   1/3/01          By: /s/ Richard G. Glass   12/22/00

Authorized Person: Jason Bauer        Authorized Person: Richard G. Glass

Title: President                      Title: Chief Executive Officer

                                REBATE AGREEMENT


     This Rebate Agreement ("Rebate Agreement") is hereby entered into on this 22 day of Dec. 2000 ("Agreement Date") by and among Famous Fixins, a New York corporation of having a principal place of business at 250 W. 57th Street, Suite 1112 and NutraMax Products Inc. ("NutraMax"), a Delaware corporation having a principal place of business at 51 Blackburn Drive, Gloucester, MA 01930-2237.

                                   WITNESSETH

     WHEREAS, Famous Fixins and NutraMax have simultaneously entered into a Distributorship Agreement ("Distributorship Agreement") to which this Rebate Agreement is attached as Exhibit A; and

     WHEREAS, the parties agree that NutraMax will incur certain expenses in connection with the sale of the Licensed Products:
and

     WHEREAS, the parties agree that Famous Fixins shall bear a part of such selling expenses; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties covenant and agree as follows:

     1. The Definitions set forth in the Distributorship Agreement shall equally apply to the terms of this Rebate Agreement.

     2. Famous Fixins agrees to pay NutraMax a Rebate Amount of $0.625 for each of the Net Number of Packages sold.

     3. The Rebate Payment to be paid by Famous Fixins shall be applied as a credit to the Sales Payments due by NutraMax under the Distributorship Agreement.

     4. This Rebate Agreement shall be coterminus with the Distributorship Agreement and shall automatically expire with the termination of the Distributorship Agreement.

     5. This Rebate Agreement shall form part of and be read together with the License to which the Rebate Agreement is attached.

     IN WITNESS WHEREOF, each party has caused the Rebate Agreement to be executed in duplicate originals by its duly authorized representative effective as of the day and year first above written.

FAMOUS FIXINS                          NUTRAMAX

By:  Jason Bauer                       By: Richard G. Glass

Title:  President                      Title: Chief Executive Officer

Dated: /s/ Jason Bauer   1/3/01        Dated:  /s/Richard G. Glass   12/22/00